EXHIBIT 16.2


                           CONVERTIBLE PROMISSORY NOTE


Issued to:            Interactive Nutrition Inc.
                      2487 Kaladar Ave. Suite 360 E
                      Ottawa, Ontario Canada K1V 8B9

Issuers:              Bio-One Corporation
                      1630 Winter Springs Boulevard
                      Winter Springs, Florida 32708

                      And
                      Interactive Nutrition International Inc.
                      2487 Kaladar Avenue
                      Suite 360E
                      Ottawa ON K1V 8B9 Canada

Principal: $15,000,000                                Issue Date: March 31, 2004

1.       Defined Terms. Defined terms are set out in Schedule "A".

2.       Principal.


(i) Bio-One Corporation and Interactive Nutrition International Inc. (together, the "Debtors") for value received hereby jointly and severally promise to pay to Interactive Nutrition Inc. (the "Noteholder"), at its address specified above the sum of $15,000,000 to be paid in 57 consecutive monthly payments of $263,158 on the first
         (1st) day of each calendar month with the first payment falling due on the 1st day of July, 2004.

(ii) Accelerated Payments. If, in any Year (as defined in this Note), 7% of the Net Sales (as defined in this Note) of Interactive Nutrition International Inc. ("INII") shall be greater than $3,157,896 then 50% of such excess shall be paid to the Noteholder, in equal monthly amounts in addition to the payments otherwise payable in the Year next following the year in which such excess occurred. Accelerated payments shall be deducted from the amount otherwise owing under this Note in inverse payment order, i.e. accelerated payments shall be deducted first from the 57th installment, then the 56th and so on.

3. Interest. There shall be no interest payable on this Note until default after which event interest shall accrue on the amounts owing at the Prime Rate charged by the Royal Bank of Canada to its commercial customers in Ottawa plus 2% per annum.

4. Conversion to Shares of the Corporation. The Noteholder may, on giving written notice not less than 10 Business Days prior to the due date of any installment payable under this Note, notify the Debtors that it wishes to receive all but not less than all of such installment in the common shares of stock of Bio-One. The price of the common shares shall be determined as the average trading price of the common shares in the five days immediately preceding the receipt of such notice by Bio-One. Such shares shall be issued to the Noteholder in complete satisfaction


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         of the installment. Such Shares shall bear the following legend: "THE
         SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE."

5. Payments and Notice. Any payments received by the Noteholder after 2:00 p.m. on a Business Day shall be deemed to have been received on the next Business Day. Any notice required or desired to be given hereunder or under any instrument supplemental hereto shall be in writing and may be given by personal delivery, by facsimile or other means of electronic communication or by sending the same by registered mail, postage prepaid, to the Noteholder or to the Debtors at their respective addresses set out above and, in the case of electronic communication, to the facsimile numbers set out above. Any notice so delivered shall be conclusively deemed given when personally delivered and any notice sent by facsimile or other means of electronic transmission shall be deemed to have been delivered on the Business Day following the sending of the notice, and any notice so mailed shall be conclusively deemed given on the third Business Day following the day of mailing, provided that in the event of a known disruption of postal service, notice shall not be given by mail. Any address for notice or payments herein referred to may be changed by notice in writing given pursuant hereto.

6. Covenants. This Note is issued subject to and with the benefit of all the covenants, terms and conditions in Schedule "B".

7. Default and Enforcement. The terms and conditions upon which the security constituted by this Note shall become enforceable are provided for in Schedule "B".

8. Security. As continuing security for the due and timely payment by the Corporation of its obligations hereunder, Bio-One shall enter into a Share Pledge Agreement securing 20% of the shares of INII, and INII shall enter into a General Security Agreement securing all of the assets of INII in the form delivered herewith.

9. Receipt. The Debtors hereby acknowledges receipt of a true copy of this Note.

10. Waiver of Notice. The extension of time for making any payment which is due and payable hereunder at any time or the failure, delay or omission on the part of the Noteholder to exercise or enforce any rights or remedies of the Noteholder hereunder or under the Security shall not constitute a waiver of the rights of the Noteholder to enforce such rights and remedies thereafter.

11. Binding Effect, Governing Law and Headings. These presents are binding upon the parties hereto and their respective successors and assigns. This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The division of this Note into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Note.

12. Invalidity, etc. Each of the provisions contained in this Note is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision of this Note.

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13.      Schedules. Each of the following schedules is incorporated by reference into, and constitutes a part of, this Note: Schedule "A" - Definitions Schedule "B" - Covenants, Events of Default and Enforcement

14. Amendment. This Note may only be amended with the written agreement of the Debtors and the Noteholder.

15. Currency. All payments contemplated herein shall be paid in Canadian funds, in cash or by certified cheque. Whenever any payment is to be made or action to be taken under this Note is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

16. Set-Off. Except for claims by the Debtors for breaches of representations or warranties under the Share Purchase Agreement, the Debtors shall have no right to set off amounts payable to the Noteholder pursuant to this Note against any obligations of the Noteholder to the Debtors.

                  IN WITNESS WHEREOF the Debtors have executed this Note.

                                BIO-ONE CORPORATION


                                Per:______________________________c/s
                                Name:  Armand Dauplaise
                                Title: President and Chief Executive Officer

                                I have authority to bind the Corporation.


                                INTERACTIVE NUTRITION
                                INTERNATIONAL INC.


                                Per:______________________________c/s
                                Name:
                                Title:

                                I have authority to bind the Corporation.

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

                                  SCHEDULE "A"
                                   DEFINITIONS


1. Interpretation. As used in this Note and all schedules incorporated therewith the following expressions shall have the following meanings:

"BUSINESS DAY" means any day except Saturday, Sunday or a statutory holiday in the Province of Ontario.

"COLLATERAL" means the collateral described in the Share Pledge Agreement and General Security Agreement securing the obligations hereunder in the forms delivered herewith.

"CORPORATION" means Bio-One Corporation, a corporation organized under the laws of the State of Nevada.

"COSTS" means any and all costs and expenses incurred from time to time by the Noteholder or any Receiver in the perfection or preservation of the security constituted hereby, in enforcing payment or performance of the Obligations or any part thereof or in locating, taking possession of, transporting, holding, repairing, processing, preparing for and arranging for the disposition of and/or disposing of the Collateral and any and all other expenses incurred by the Noteholder or any Receiver as a result of the Noteholder or such Receiver exercising any of its rights or remedies hereunder or at law, including, without in any way limiting the generality of the foregoing, any and all legal expenses including those incurred in any legal action or proceeding or appeal therefrom commenced or taken in good faith by the Noteholder and any and all fees and disbursements of any counsel, accountant or valuator or any similar person employed by the Noteholder in connection with any of the foregoing and the costs of insurance and payment of taxes (other than taxes relating to the income of the Noteholder) and other charges incurred in retaking, holding, repairing, processing and preparing for disposition and disposing of the Collateral.

"DEBTORS" means the Corporation and INII.

"EVENT OF DEFAULT" has the meaning ascribed thereto in Section 3 of Schedule
"B".

"EBITDA" shall mean Earnings Before Interest Tax Depreciation and Amortization as determined by the auditors of the Corporation in accordance with United States generally accepted accounting principles ("GAAP") and whose determination therefor shall be final and binding upon the parties.

"INII" means Interactive Nutrition International Inc.

"ISSUE DATE" means the 31st day of March, 2004.

"NET SALES" shall mean all right, title and interest in goods sold by INII in the ordinary course of business at prices and upon terms usually charged for such goods to arms-length third parties or to subsidiaries or affiliates of the Corporation less any returns, allowances, destroyed goods or other adjustments. Net Sales shall not include any freight or carriage charges or any taxes, levies, duties or other governmental or quasi-governmental charges incurred or paid with respect to such goods.

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"NOTE" means this Convertible Promissory Note.

"NOTEHOLDER" means Interactive Nutrition Inc.

"OBLIGATIONS" means all indebtedness, liabilities and obligations (whether direct, indirect, absolute, contingent or otherwise) of the Debtors from time to time, under or in respect of this Note.

"PERSON" means a natural person, a firm, a corporation or other body corporate, a syndicate, a partnership, an association, a trust, a government or agency thereof or any other legal or business entity whatsoever.

"PRINCIPAL" means $15,000,000 in lawful money of Canada.

"PROCEEDS" of any Collateral, means property in any form derived, directly or indirectly, from any dealing with such Collateral or the proceeds therefrom and includes any payment representing indemnity or compensation for loss or damage to such Collateral or proceeds therefrom, including, without limitation, insurance proceeds.

"RECEIVER" means a receiver, a receiver and manager or any similar person appointed in accordance with the Security.

"SHARE PURCHASE AGREEMENT" means the share purchase agreement entered into as of he date hereof between the Noteholder and Bio-One Corporation and in connection with which this Note is being given.

"THE SECURITY" means the Share Pledge Agreement and the General Security Agreement delivered herewith.

"YEAR" shall mean each full 12-month fiscal year immediately following the closing of the transaction in respect of which this Note is issued.

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

                                  SCHEDULE "B"
                  COVENANTS, EVENTS OF DEFAULT AND ENFORCEMENT
                       AND REPRESENTATIONS AND WARRANTIES


1. Covenants. The Debtors shall perform and observe each of the following covenants for so long as any amounts are outstanding under the Note:

2.
         (a) Payment of Principal. The Debtors shall duly and punctually pay or cause to be paid to the Noteholder hereof the Principal and any other amounts owing as and when due at the places and in the manner specified herein. The Debtors may pre-pay the Note, in whole or in part at any time or times, without notice, bonus or penalty.

         (b) Corporate Existence. Except as permitted hereby, the Corporation shall preserve and maintain its corporate existence.

         (c) Taxes, Claims for Labor and Materials. The Debtors will promptly pay and discharge, (i) all lawful taxes, assessments and governmental charges or levies imposed upon INII or upon or in respect of all or any part of the property or business of INII; (ii) all trade accounts of INII payable in accordance with its usual and customary business practices, except those trade accounts that are in dispute; and (iii) all claims for work, labor or materials, that if unpaid might become a lien upon any property of INII; provided the Debtors will not be required to pay any such tax, assessment, charge, levy, account payable or claim if (A) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings that will prevent the forfeiture or sale of any property of INII or any interference with the use thereof by INII, except that whenever foreclosure on any lien that attaches (or security therefor) appears imminent, the Debtors shall pay or cause to be paid all such taxes, assessments, charges, levies, accounts payable or claims and
                  (B) the Debtors will, to the extent required, in accordance with generally accepted accounting principles, set aside on the books of INII reserves deemed by them to be adequate with respect thereto.

         (d) Compliance with Laws. INII shall comply and the Corporation will cause INII to comply in all material respects with the requirements of all applicable laws, rules and regulations and orders of any governmental authority including, without limitation, all laws, rules and regulations.

         (e) Regulatory Approvals. INII shall maintain and keep in good standing and the Corporation shall cause INII to maintain and keep in good standing all permits, licenses, memberships and other regulatory approvals necessary or desirable to carry on its business and do all things necessary to prevent the cancellation or suspension thereof to the extent the failure to maintain any such permit, license, membership or other regulatory approval would have a material adverse effect on the business.

         (f) Further Assurances. The Debtors shall, upon request by the Noteholder, execute and deliver all such further documents and


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                  do all such further acts and things as may be reasonably
                  necessary or desirable at any time or times to give effect to the terms and conditions of this Note.

         (g) Certificate of Officer. The Debtors shall deliver to the Noteholder at any time and from time to time, promptly following a request by the Noteholder a certificate of a senior officer of the Debtors (which shall be given on their behalf and without personal liability) to the effect that to the best knowledge of that officer, there exists no condition, event or act which constitutes an Event of Default or a default or breach of any provision of this Agreement which, with notice or lapse of time, or both, would constitute an Event of Default or, if any such condition, event or act exists, specifying the nature thereof, the period of existence thereof and the action that the Debtors propose to take with respect thereto.

3. Events of Default; Acceleration of Payment. The whole of the principal balance remaining unpaid together with interest and other moneys owing hereunder shall become immediately due and payable and the Collateral shall become enforceable in each of the following events:

         (a)      If any installment shall remain unpaid for a period of fifteen
                  (15) days following the receipt by the Debtors of written notice to that effect; or

         (b) if an event of default as defined in the Security Agreement should occur,

         (hereinafter, an "Event of Default")

         The Debtors shall promptly notify the Noteholder of any facts that may give rise to an Event of Default or any facts that may give rise to any event, which, with notice or lapse of time or both, would constitute an Event of Default under this Note.

4. Costs of Noteholder. The Debtors shall pay the reasonable costs incurred by the Noteholder in connection with the enforcement of this Note or related security.

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